(m)(2)(A)(i)

May 1, 2018

Voya Investors Trust
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                 Reduction in Fee Payable under the Voya Investors Trust Sixth Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC (“VID”) hereby waives a portion of the distribution fee payable to VID for Voya Global Perspectives® Portfolio, a series of Voya Investors Trust (“VIT”), under the VIT Sixth Amended and Restated Shareholder Service and Distribution Plan (the “Distribution Plan”), in an amount equal to 0.30% per annum on the average daily net assets attributable to Adviser Class Shares of the Portfolio, as if the distribution fee specified in the Distribution Plan were 0.05%.

By this letter, we agree to waive this amount for the period from May 1, 2018 through May 1, 2019.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Robert Terris
Robert Terris
Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:

Voya Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President